Free Writing Prospectus
Filed Pursuant to Rule 433
Dated January 15, 2025
Registration Statement Nos. 333-278415 and 333-278415-01

*Full Pricing Details* $600mm Verizon Master Trust (VZMT) Series 2025-1 (Device Payment Plans)

Joint Lead Bookrunners: Citi (Str.), BNP, RBC, and SMBC.
Co-managers: Deutsche Bank, U.S. Bank
DE&I co-managers: AmeriVet, CastleOak, and Drexel Hamilton

Anticipated Capital Structure:

CL	SIZE*(MM)	WAL	F/S	P.WIN	ARD	L. MTY	BENCH	Spread	YLD(%)	CPN(%)	Price
A	$534.600	2.99	AAA/AAA	36-36	01/20/2028	01/21/2031	I-Curve	+42	4.766	4.71	99.97397
B	$40.872	2.99	AA+/AA-	36-36	01/20/2028	01/21/2031	I-Curve	+65	4.996	4.94	99.98677
C	$24.528	2.99	A+/A-	36-36	01/20/2028	01/21/2031	I-Curve	+80	5.146	5.09	99.99539

Deal Priced

-Deal Summary-
Deal Size : $600mm
Settle : January 22, 2025
Offering Format : SEC Registered
RR Compliance : US - Yes, EU - No, UK - No
First Pay Date : February 20, 2025
ERISA : Yes
Exp. Ratings : Fitch/S&P
Min Denoms : $1K x $1K
Pricing Speed : To the Anticipated Redemption Date (ARD)
BBG Ticker : VZMT 2025-1
B&D : Citi
Delivery : DTC, Clearstream

-Available Information-
* Preliminary Prospectus, FWP and CDI File (attached)
* Intex Deal Name: xvzmt2501 Password: 926B
* Deal Roadshow Link: www.dealroadshow.com Passcode: VZFanfest

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.